Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Staples, Inc. 2012 Employee Stock Purchase Plan of Staples, Inc. of our reports dated March 2, 2011, with respect to the consolidated financial statements and schedule of Staples, Inc. and the effectiveness of internal control over financial reporting of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 5, 2011